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                                  EXHIBIT 23.2

                      CONSENT OF KPMG, INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Imatron Inc.:


We consent to incorporation by reference in this registration statement on Form S-8 of Imatron Inc. of our report dated January 30, 2001, relating to the consolidated balance sheets of Imatron Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in Imatron Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (as amended by Form 10-K/A filed on March 30,
2001).

/s/ KPMG LLP


San Francisco, California
November 29, 2001